Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. ANNOUNCES CLOSING OF

OFFERING OF 6.50% SENIOR NOTES DUE 2022 BY CLEAR CHANNEL

WORLDWIDE HOLDINGS, INC. AND EARLY SETTLEMENT OF CONCURRENT

TENDER OFFER FOR 9.25% SENIOR NOTES DUE 2017

San Antonio, Texas, November 19, 2012. Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) announced today the closing of a private offering of $735,750,000 aggregate principal amount of 6.50% Series A Senior Notes due 2022, which were issued at an issue price of 99.0% of par, and $1,989,250,000 aggregate principal amount of 6.50% Series B Senior Notes due 2022, which were issued at par (together, the “Notes”), by its indirect, wholly-owned subsidiary, Clear Channel Worldwide Holdings, Inc. (“Clear Channel Worldwide”).

Clear Channel Worldwide used the net proceeds from the offering of the Notes, together with cash on hand, to (i) fund the repurchase of Clear Channel Worldwide’s existing 9.25% Series A Senior Notes due 2017 (the “Existing Series A Notes”) and its existing 9.25% Series B Senior Notes due 2017 (the “Existing Series B Notes” and together with the Existing Series A Notes, the “Existing Notes”) on the early settlement date of the previously announced tender offer for the Existing Notes as described below, (ii) make a deposit with the trustee to fund the redemption of the Existing Notes that remained outstanding following the early settlement of the tender offer, and (iii) pay all related fees and expenses.

The Company announced today the early settlement of Clear Channel Worldwide’s tender offer with respect to its Existing Notes. On November 19, 2012, Clear Channel Worldwide purchased $280,455,000 aggregate principal amount of Existing Series A Notes (approximately 56% of outstanding Existing Series A Notes) and $1,444,002,000 aggregate principal amount of Existing Series B Notes (approximately 72% of outstanding Existing Series B Notes) that had been tendered prior to 5:00 p.m., New York City time, on November 16, 2012 (such date and time, the “Early Tender Date”).

The Company also announced today that Clear Channel Worldwide has called for redemption all of the remaining Existing Notes that were not purchased on the early settlement date of the tender offer, in accordance with the redemption provisions of the indentures governing the Existing Notes (the “Existing Notes Indentures”). The redemption date for the remaining outstanding Existing Notes will be December 19, 2012 (the “Redemption Date”). The redemption price for the remaining outstanding Existing Notes will be 106.9375% of the principal amount of the remaining outstanding Existing Notes, or $1,069.38 per $1,000.00 principal amount of Existing Notes, plus accrued and unpaid interest to, but not including, the Redemption Date. In connection with the redemption, Clear Channel Worldwide satisfied and discharged its obligations under the Existing Notes Indentures in accordance with the satisfaction and discharge provisions of the Existing Notes Indentures, by depositing with the trustee sufficient funds to pay all amounts owed in connection with the redemption of the remaining outstanding Existing Notes. As a result of the satisfaction and discharge of the Existing Notes Indentures, Clear Channel Worldwide has been released from its remaining obligations under the Existing Notes Indentures and the Existing Notes.

The tender offer will expire at 11:59 p.m., New York City time, on December 3, 2012 (unless extended, such date and time, the “Expiration Date”). Holders of any remaining Existing Notes that validly tender their Existing Notes after the Early Tender Date, but on or prior to the Expiration Date, are entitled to receive $1,044.38 per $1,000.00 principal amount of Existing Notes, plus accrued and unpaid interest. The terms and conditions of the tender offer are described in Clear Channel Worldwide’s Offer to Purchase, dated as of November 2, 2012 (the “Offer to Purchase”). The Company’s obligation to consummate the tender offer is subject to the satisfaction or waiver of certain conditions, which are more fully described in the Offer to Purchase.

Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are acting as the dealer managers and D.F. King & Co., Inc. is the tender agent and information agent for the tender offer. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 829-6551 (toll free) or (212) 269-5550 (collect). Questions regarding the tender offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 902-5183 (collect) and Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 325-2476 (collect).

This press release is for informational purposes only and does not constitute a notice of redemption under the Existing Notes Indentures or an offer to buy or the solicitation of an offer to sell with respect to any securities. The tender offer is only being made pursuant to the terms of the Offer to Purchase. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, Clear Channel Worldwide, the dealer managers, the tender agent and information agent, the trustee or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer.

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc. is one of the world’s largest outdoor advertising companies, with more than 750,000 displays in over 40 countries across five continents, including 48 of the 50 largest markets in the United States. Clear Channel Outdoor Holdings, Inc. offers many types of displays across its global platform to meet the advertising needs of its customers. This includes a growing digital platform that now offers over 1,000 digital displays across 37 U.S. markets. Clear Channel Outdoor Holdings, Inc.’s International segment operates in nearly 30 countries across Asia, Australia, Europe and Latin America in a wide variety of formats.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on Clear Channel Outdoor Holdings, Inc.’s current management expectations. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the tender offer for and/or redemption of the Existing Notes. There are risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in any forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, whether or not the conditions to the tender offer will be satisfied. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel Outdoor Holdings, Inc.’s ability to control or predict. Clear Channel Outdoor Holdings, Inc. undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

For further information, please contact:

Media

Wendy Goldberg

Senior Vice President – Communications

(212) 549-0965

Investors

Brian Coleman

Senior Vice President and Treasurer

(210) 822-2828

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